Exhibit 99.1

Y-mAbs Appoints Oncology Executive Mary Tagliaferri, M.D. to its Board of Directors

Dr. Tagliaferri brings deep biopharmaceutical industry expertise and a successful track record in oncology therapeutic development

New York, NY, March 4, 2024 – Y-mAbs Therapeutics, Inc. (the “Company” or “Y-mAbs”) (Nasdaq: YMAB), a commercial-stage biopharmaceutical company focused on the development and commercialization of novel radioimmunotherapy and antibody-based therapeutic products for the treatment of cancer, today announced the appointment of Mary Tagliaferri, M.D. to the Company’s Board of Directors effective February 29, 2024. Dr. Tagliaferri brings nearly 30 years of biopharmaceutical industry experience and oncology therapeutic development expertise to the Y-mAbs Board of Directors.

“We are thrilled to welcome Mary to our Board of Directors during such an exciting time for Y-mAbs,” said Michael Rossi, President and Chief Executive Officer. “Her extensive industry leadership experience and expertise in developing cancer therapies will be invaluable as we continue to advance our novel Self-Assembly DisAssembly Pretargeted Radioimmunotherapy (“SADA PRIT”) technology platform and our lead clinical programs.”

“Y-mAbs’ highly differentiated SADA PRIT technology platform is exciting,” said Dr. Tagliaferri. “I am impressed by Y-mAbs’ management team, innovation and capabilities, commercial success and financial position. I look forward to working alongside members of this distinguished Board and contributing as the Company continues to advance novel oncology therapies to potentially improve patient lives.”

Dr. Tagliaferri has a highly accomplished biotechnology career and is currently the Chief Medical Officer and Senior Vice President of Nektar Therapeutics. Nektar is a clinical-stage, research-based drug discovery biopharmaceutical company focused on discovering and developing innovative medicines in the field of immunotherapy. At Nektar, Dr. Tagliaferri has been responsible for numerous clinical studies evaluating novel therapeutics in oncology and she was also instrumental in establishing key strategic partnerships. Previously, she served as Chief Medical Officer for KangLaiTe-USA and was Co-Founder, President and Board Member of Bionovo, Inc. Dr. Tagliaferri currently serves on the board of Enzo Biochem, Inc. and she served on the board of RayzeBio, Inc. from 2021 until the acquisition by Bristol-Myers Squibb in 2024. She earned her Bachelor of Science degree at Cornell University and her medical degree at the University of California, San Francisco.

Dr. Tagliaferri was honored as an Eminent Woman Leader in Healthcare by Inc Magazine in 2023. She was named to the Women who Lead in Life Sciences and Most Influential Women in Business lists by the San Francisco Business Times in 2019. Dr. Tagliaferri was also recognized as Woman of the Year in 2012 by the State of California, Assembly District 14. She has been lead author or contributor to approximately 90 peer-reviewed journal publications.

About Y-mAbs

Y-mAbs is a commercial-stage biopharmaceutical company focused on the development and commercialization of novel, radioimmunotherapy and antibody-based therapeutic cancer products. The Company’s technologies include its investigational Self-Assembly DisAssembly (“SADA”) Pretargeted Radioimmunotherapy Platform (“PRIT”) and bispecific antibodies generated using the Y-BiClone platform. The Company’s broad and advanced product pipeline includes the anti-GD2 therapy DANYELZA® (naxitamab-gqgk), the first FDA-approved treatment for patients with relapsed or refractory high-risk neuroblastoma in the bone or bone marrow after a partial response, minor response, or stable disease to prior therapy.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, implied and express statements regarding the future of the Company’s business, including with respect to expansion and its goals; the Company’s plans and strategies, development, commercialization and product distribution plans; expectations with respect to the Company’s products and product candidates, including potential benefits thereof, and the potential of the SADA Technology and potential benefits and applications thereof; statements with respect to SADA as a differentiated radioimmunotherapy platform; expectations relating to the SADA Technology, including expectations with respect to current and future clinical and pre-clinical studies and the Company’s research and development programs; expectations that the Company will continue to advance novel oncology therapies and its lead clinical programs to potentially improve patient lives;; and other statements that are not historical facts. Words such as ‘‘anticipate,’’ ‘‘believe,’’ “contemplate,” ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ “hope,” ‘‘intend,’’ ‘‘may,’’ ‘‘might,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘should,’’ ‘‘target,’’ “will”, ‘‘would’’, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our product candidates and related technologies are novel approaches to cancer treatment that present significant challenges. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including but not limited to: risks associated with the Company’s financial condition and need for additional capital; the risks that actual results of the Company’s restructuring plan and revised business plan will not be as expected; risks associated with the Company’s development work; cost and success of the Company’s product development activities and clinical trials; the risks of delay in the timing of the Company’s regulatory submissions or failure to receive approval of its drug candidates; the risks related to commercializing any approved pharmaceutical product including the rate and degree of market acceptance of product candidates; development of sales and marketing capabilities and risks associated with failure to obtain sufficient reimbursement for products; the risks related to the Company’s dependence on third parties including for conduct of clinical testing and product manufacture; the Company’s inability to enter into partnerships; the risks related to government regulation; risks related to market approval, risks associated with protection of the Company’s intellectual property rights; risks related to employee matters and managing growth; risks related to the Company’s common stock, risks associated with macroeconomic conditions, including the conflict between Russia and Ukraine and sanctions related thereto, the state of war between Israel and Hamas and the related risk of a larger conflict, inflation, increased interest rates, uncertain global credit and capital markets and disruptions in banking systems; and other risks and uncertainties affecting the Company including those described in the "Risk Factors" section included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and future filings and reports by the Company. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

DANYELZA® and Y-mAbs® are registered trademarks of Y-mAbs Therapeutics, Inc.

Investor Contact:

Courtney Dugan
VP, Head of Investor Relations
cdu@ymabs.com